Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned parties hereby agree to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Common Stock, par value $1.00 per share, of Foodarama Supermarkets, Inc.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

Dated: December 1, 2005
/s/ Joseph J. Saker
Joseph J. Saker

/s/ Richard J. Saker
Richard J. Saker

/s/ Joseph J. Saker, Jr.
Joseph J. Saker, Jr.

/s/ Thomas A. Saker
Thomas A. Saker

/s/ Gloria Saker
Gloria Saker

/s/ Nadine Saker Mockler
Nadine Saker Mockler

/s/ Denise Saker Marder
Denise Saker Marder

Joseph Saker Family Partnership, L.P.
By: The Saker Family Corporation

By:	/s/ Richard J. Saker
Name:	Richard J. Saker
Title:	President

/s/ Richard James Saker
Richard James Saker

Saker Holdings Corp.

By:	/s/ Richard J. Saker
Name:	Richard J. Saker
Title:	President